[NNN Healthcare/Office REIT, Inc. logo]

Scott D. Peters, Chief Executive Officer NNN Healthcare/Office REIT, Inc. 1551 N. Tustin Ave., Suite 300	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@1031nnn.com

Santa Ana, CA 92705
714-667-8252
speters@1031NNN.com

NNN HEALTHCARE/OFFICE REIT ACQUIRES
LENOX PARK G IN MEMPHIS, TENNESSEE

Santa Ana, California, March 26, 2007 – Scott D. Peters, Chief Executive Officer of NNN Healthcare/Office REIT, Inc., today announced the acquisition of Lenox Office Park Building G and two vacant parcels of land in Memphis, Tennessee. The acquisition closed on March 23, 2007.

Lenox Park G is a four-story Class A office building totaling nearly 99,000 square feet of gross leaseable area in the seven-building Lenox Park office complex in Memphis, Tennessee. Lenox Park G is completely leased to Pfizer Pharmaceutical Company. The two vacant parcels of land are also located in Lenox Park and consist of approximately 7.2 acres of land for development. Lenox Park features a state-of-the-art technology infrastructure and easy access to major surface streets, as well as Highway 385 and Interstate 240.

Lenox Park G is the fourth acquisition by NNN Healthcare/Office REIT. As of March 22, 2007, NNN Healthcare/Office REIT has raised approximately $20,117,000 through its public offering.

NNN Realty Advisors, Inc., the sponsor of NNN Healthcare/Office REIT, Inc., is a nationwide commercial real estate asset management and services firm. NNN Realty Advisors and affiliates manage a growing portfolio of nearly 33 million square feet of real estate, including more than 7,400 apartment units, with a combined market value of approximately $4.3 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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